Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports a 35% increase in home closing revenue and a 37% increase in net earnings, resulting in diluted EPS of $0.95 for the second quarter 2016

SCOTTSDALE, Ariz., July 28, 2016 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today second quarter results for the period ended June 30, 2016.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Chg	2016	2015	% Chg
Homes closed (units)	1,950	1,556	25%	3,438	2,891	19%
Home closing revenue	$795,845	$591,027	35%	$1,391,462	$1,108,300	26%
Average sales price - closings	$408	$380	7%	$405	$383	6%
Home orders (units)	2,073	1,986	4%	4,060	3,965	2%
Home order value	$845,346	$775,815	9%	$1,649,946	$1,558,627	6%
Average sales price - orders	$408	$391	4%	$406	$393	3%
Ending backlog (units)				3,314	3,188	4%
Ending backlog value				$1,396,165	$1,296,779	8%
Average sales price - backlog				$421	$407	4%
Net earnings	$39,878	$29,133	37%	$60,847	$45,533	34%
Diluted EPS	$0.95	$0.70	36%	$1.45	$1.10	32%

MANAGEMENT COMMENTS
Steven J. Hilton, chairman and chief executive officer of Meritage Homes, said: “We continue to benefit from our focused strategy, as evidenced by our solid performance in the second quarter and the first half of 2016. We delivered strong top-line growth for the quarter, reflecting a significant increase in our backlog conversion rate. In addition, we successfully managed our overhead costs, which combined with our 35% increase in home closing revenue to generate positive year-over-year earnings growth.
“We continue to make efficiency improvements to create a sustainable platform for increased operating leverage as we grow. We reduced our selling, general and administrative expenses for the second quarter by 150 basis points. This, along with a 60 basis point reduction in interest expense, more than offset a 200 basis point decline in our gross margin. As a result, we delivered a 43% increase in pre-tax earnings compared to last year’s second quarter.
“Importantly, many economic and housing drivers remain positive, including continued job growth, historically low interest rates and a 30-year low supply of homes available for sale. These trends are reflected in the 2,073 new homes we sold during the quarter, the most since the first quarter of 2007. We anticipate these positive conditions will translate to Millennial buyers entering the market in growing numbers, and are working to position Meritage to capture the expected increase in demand from those buyers.
“Based on our outlook and the results for the first half of the year, we are reiterating our projections for 2016 full year orders, closings, revenue and diluted earnings per share, while adjusting our expectations for the timing of improvements in gross margin due to limited pricing power to offset rising costs. We are also providing our third quarter projections, including approximately 1,600-1,800 orders, which should result in 7,350-7,550 orders for the year. We also project 1,750-1,850 homes closings in the third quarter for home closing revenue of $740-760 million, and 7,300-7,600 closings for revenue of $2.9-3.1 billion for the year. We expect home closing gross margins of approximately 17.5-18.0% for the third quarter and for the year. With those projections, we expect to deliver diluted EPS of $0.80-0.85 for the third quarter and $3.55-3.85 for the year.”
SECOND QUARTER RESULTS

•
Net earnings of $39.9 million ($0.95 per diluted share) for the second quarter of 2016, compared to prior year net earnings of $29.1 million ($0.70 per diluted share), primarily reflects higher home closing revenues and greater overhead operating leverage.

•
Home closing revenue increased 35% due to a 25% increase in home closings combined with a 7% increase in average price over the prior year period. The West region (California, Colorado and Arizona) led with a 51%

increase in home closing revenue over the second quarter of 2015, followed by 30% growth in the East region (Florida, Georgia, the Carolinas and Tennessee) and a 19% growth in the Central region (Texas).

•
Home closing gross profit increased 21% to $137.7 million for the second quarter of 2016, including $2.0 million of real estate impairments, compared to $114.2 million in the second quarter of 2015, which included $1.8 million of impairments. Second quarter home closing gross margin was 17.3% in 2016 (17.6% before impairments), compared to 19.3% in 2015 (19.6% before impairments), primarily reflecting higher land and labor costs, in addition to fewer closings of homes in high-margin communities.

•
Commissions and other sales costs totaled 7.1% of home closing revenue in the second quarter of 2016, compared to 7.6% in the second quarter of 2015, reflecting the impact of recent company initiatives.

•
General and administrative expenses for the second quarter of 2016 also benefited from improved operating leverage on higher revenue, decreasing 100 basis points to 3.6% of total closing revenue in 2016 from 4.6% in 2015.

•
Interest expense declined to $1.7 million or 0.2% of second quarter 2016 revenue from $4.6 million or 0.8% of total second quarter 2015 revenue, due to additional interest capitalized to an increased level of real-estate assets under development.

•
Second quarter effective tax rate increased to 32% in 2016 from 30% in the second quarter of 2015, and consistent with management’s projected 32% for the full year 2016. Meritage benefits from a lower effective tax rate than statutory rates due to energy tax credits captured on its energy-efficient homes (currently approved through the remainder of 2016) and manufacturing credits.

•
Second quarter 2016 orders for new homes increased 4% over the prior year and total order value increased 9% year over year. The total value of homes ordered increased 19% in the East and 15% in the West region, partially offset by a 9% decline in Texas.

•	Total active community count was 241 at June 30, 2016, essentially flat year over year. Average orders per community increased marginally to 8.6 for the second quarter of 2016 from 8.5 in 2015.
YEAR TO DATE RESULTS

•	Net earnings were $60.8 million for the first half of 2016, compared to $45.5 million for the first half of 2015, primarily driven by a 26% increase in home closing revenue.

•	Home closings for the first half of the year increased 19% over 2015, combined with a 6% increase in average prices.

•	Home closing gross profit increased 15% to $241.1 million in the first half of 2016 compared to $209.7 million in the first half of 2015.

•	Gross margin was 17.3% in the first half of 2016 compared to 18.9% in 2015, reflecting continued cost and pricing headwinds.

•
Total commissions and selling expenses declined 40 basis points to 7.4% of year-to-date 2016 home closing revenue from 7.8% in 2015, while general and administrative expenses declined 90 basis points to 4.2% of total closing revenue in the first half of 2016, compared to 5.1% in 2015.

BALANCE SHEET

•
Cash and cash equivalents at June 30, 2016, totaled $128.2 million, compared to $262.2 million at December 31, 2015, primarily reflecting investments in real estate to replace lots and position the company for future growth.

•	Real estate assets increased by $203.0 million in the first half of the year, ending at $2.30 billion at June 30, 2016, compared to $2.10 billion at December 31, 2015.

•	Meritage ended the second quarter of 2016 with approximately 28,900 total lots under control, compared to approximately 29,100 total lots at June 30, 2015 and 27,800 at year-end 2015.

•
Net debt-to-capital ratio at June 30, 2016 was 42.6%, compared to 40.4% at December 31, 2015, due to the intended use of cash to replenish the pipeline for land and development, and a growing inventory of homes under construction during the second quarter of 2016.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10088999.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until August 11, 2016, beginning at approximately 12:30 p.m. ET on July 28, 2016 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10088999.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Homebuilding:
Home closing revenue	$795,845	$591,027	$1,391,462	$1,108,300
Land closing revenue	2,051	6,774	4,200	8,213
Total closing revenue	797,896	597,801	1,395,662	1,116,513
Cost of home closings	(658,099)	(476,790)	(1,150,369)	(898,576)
Cost of land closings	(1,693)	(6,262)	(3,393)	(7,547)
Total cost of closings	(659,792)	(483,052)	(1,153,762)	(906,123)
Home closing gross profit	137,746	114,237	241,093	209,724
Land closing gross profit	358	512	807	666
Total closing gross profit	138,104	114,749	241,900	210,390
Financial Services:
Revenue	3,476	2,741	5,976	5,276
Expense	(1,508)	(1,362)	(2,754)	(2,661)
Earnings from financial services unconsolidated entities and other, net	3,795	2,757	6,587	5,301
Financial services profit	5,763	4,136	9,809	7,916
Commissions and other sales costs	(56,379)	(45,167)	(102,556)	(86,779)
General and administrative expenses	(28,898)	(27,650)	(58,516)	(57,300)
Earnings/(loss) from other unconsolidated entities, net	573	(169)	416	(292)
Interest expense	(1,672)	(4,621)	(4,960)	(7,775)
Other income, net	1,545	136	1,828	551
Earnings before income taxes	59,036	41,414	87,921	66,711
Provision for income taxes	(19,158)	(12,281)	(27,074)	(21,178)
Net earnings	$39,878	$29,133	$60,847	$45,533

Earnings per share:
Basic
Earnings per share	$1.00	$0.73	$1.52	$1.15
Weighted average shares outstanding	40,012	39,648	39,926	39,520
Diluted
Earnings per share	$0.95	$0.70	$1.45	$1.10
Weighted average shares outstanding	42,533	42,145	42,477	42,079

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$128,171	$262,208
Other receivables	68,837	57,296
Real estate (1)	2,301,305	2,098,302
Deposits on real estate under option or contract	91,444	87,839
Investments in unconsolidated entities	11,188	11,370
Property and equipment, net	34,009	33,970
Deferred tax asset	58,840	59,147
Prepaids, other assets and goodwill	67,361	69,645
Total assets	$2,761,155	$2,679,777
Liabilities:
Accounts payable	$126,028	$106,440
Accrued liabilities	154,643	161,163
Home sale deposits	39,646	36,197
Loans payable and other borrowings	19,889	23,867
Senior and convertible senior notes, net	1,094,146	1,093,173
Total liabilities	1,434,352	1,420,840
Stockholders' Equity:
Preferred stock	—	—
Common stock	400	397
Additional paid-in capital	566,508	559,492
Retained earnings	759,895	699,048
Total stockholders’ equity	1,326,803	1,258,937
Total liabilities and stockholders’ equity	$2,761,155	$2,679,777
(1) Real estate – Allocated costs:
Homes under contract under construction	$607,390	$456,138
Unsold homes, completed and under construction	274,824	307,425
Model homes	146,707	138,546
Finished home sites and home sites under development	1,272,384	1,196,193
Total real estate	$2,301,305	$2,098,302

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Depreciation and amortization	$4,198	$3,518	$7,600	$6,729

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$64,126	$56,843	$61,202	$54,060
Interest incurred	17,713	16,526	35,272	31,808
Interest expensed	(1,672)	(4,621)	(4,960)	(7,775)
Interest amortized to cost of home and land closings	(15,485)	(9,878)	(26,832)	(19,223)
Capitalized interest, end of period	$64,682	$58,870	$64,682	$58,870

	June 30, 2016	December 31, 2015
Notes payable and other borrowings	$1,114,035	$1,117,040
Stockholders' equity	1,326,803	1,258,937
Total capital	2,440,838	2,375,977
Debt-to-capital	45.6%	47.0%
Notes payable and other borrowings	1,114,035	1,117,040
Less: cash and cash equivalents	$(128,171)	$(262,208)
Net debt	985,864	854,832
Stockholders’ equity	1,326,803	1,258,937
Total net capital	$2,312,667	$2,113,769
Net debt-to-capital	42.6%	40.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$60,847	$45,533
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	7,600	6,729
Stock-based compensation	7,313	8,465
Excess income tax provision/(benefit) from stock-based awards	526	(2,012)
Equity in earnings from unconsolidated entities	(7,003)	(5,009)
Distribution of earnings from unconsolidated entities	7,343	5,769
Other	3,262	424
Changes in assets and liabilities:
Increase in real estate	(193,981)	(144,450)
(Increase)/decrease in deposits on real estate under option or contract	(3,551)	3,604
Increase in other receivables, prepaids and other assets	(9,368)	(10,346)
Increase in accounts payable and accrued liabilities	12,944	4,996
Increase in home sale deposits	3,449	9,349
Net cash used in operating activities	(110,619)	(76,948)
Cash flows from investing activities:
Investments in unconsolidated entities	(159)	(282)
Purchases of property and equipment	(7,570)	(7,829)
Proceeds from sales of property and equipment	87	62
Maturities/sales of investments and securities	645	—
Payments to purchase investments and securities	(645)	—
Net cash used in investing activities	(7,642)	(8,049)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(15,482)	(3,211)
Proceeds from issuance of senior notes	—	200,000
Debt issuance costs	—	(2,955)
Excess income tax (provision)/benefit from stock-based awards	(526)	2,012
Proceeds from stock option exercises	232	2,839
Net cash (used in)/provided by financing activities	(15,776)	198,685
Net (decrease)/increase in cash and cash equivalents	(134,037)	113,688
Beginning cash and cash equivalents	262,208	103,333
Ending cash and cash equivalents	$128,171	$217,021

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Three Months Ended June 30,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	279	$94,048	229	$71,878
California	280	156,058	176	95,763
Colorado	169	82,472	113	52,133
West Region	728	332,578	518	219,774
Texas	556	206,907	509	174,397
Central Region	556	206,907	509	174,397
Florida	257	103,342	210	91,491
Georgia	81	27,383	42	13,057
North Carolina	179	76,507	135	50,214
South Carolina	88	27,748	91	27,258
Tennessee	61	21,380	51	14,836
East Region	666	256,360	529	196,856
Total	1,950	$795,845	1,556	$591,027
Homes Ordered:
Arizona	331	$115,812	320	$102,714
California	289	165,931	237	131,814
Colorado	169	84,398	181	84,421
West Region	789	366,141	738	318,949
Texas	550	202,948	635	224,195
Central Region	550	202,948	635	224,195
Florida	267	106,913	218	92,663
Georgia	115	38,356	53	16,690
North Carolina	159	66,944	181	72,667
South Carolina	118	38,468	99	29,473
Tennessee	75	25,576	62	21,178
East Region	734	276,257	613	232,671
Total	2,073	$845,346	1,986	$775,815

	Six Months Ended June 30,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	496	$169,047	415	$134,479
California	487	276,778	329	182,186
Colorado	307	147,799	241	109,987
West Region	1,290	593,624	985	426,652
Texas	1,021	366,878	949	326,984
Central Region	1,021	366,878	949	326,984
Florida	413	166,664	387	164,322
Georgia	146	49,397	94	28,515
North Carolina	297	126,884	224	85,189
South Carolina	155	48,919	167	51,818
Tennessee	116	39,096	85	24,820
East Region	1,127	430,960	957	354,664
Total	3,438	$1,391,462	2,891	$1,108,300
Homes Ordered:
Arizona	590	$205,992	608	$193,305
California	559	316,943	547	309,911
Colorado	338	171,024	370	169,828
West Region	1,487	693,959	1,525	673,044
Texas	1,141	419,013	1,192	409,327
Central Region	1,141	419,013	1,192	409,327
Florida	494	199,507	466	201,520
Georgia	220	73,551	130	40,908
North Carolina	348	144,025	329	134,292
South Carolina	225	72,689	195	59,001
Tennessee	145	47,202	128	40,535
East Region	1,432	536,974	1,248	476,256
Total	4,060	$1,649,946	3,965	$1,558,627

Order Backlog:
Arizona	411	$154,851	385	$125,044
California	361	224,311	430	251,688
Colorado	363	185,376	397	181,474
West Region	1,135	564,538	1,212	558,206
Texas	1,062	402,329	1,101	391,384
Central Region	1,062	402,329	1,101	391,384
Florida	368	150,849	316	139,768
Georgia	169	57,580	89	28,977
North Carolina	311	128,619	290	117,271
South Carolina	158	53,881	98	33,303
Tennessee	111	38,369	82	27,870
East Region	1,117	429,298	875	347,189
Total	3,314	$1,396,165	3,188	$1,296,779

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended June 30,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	43	42.5	43	43.5
California	25	24.5	20	20.5
Colorado	12	13.0	16	16.0
West Region	80	80.0	79	80.0
Texas	73	71.5	66	63.5
Central Region	73	71.5	66	63.5
Florida	26	26.0	30	28.0
Georgia	17	17.5	16	14.5
North Carolina	22	23.0	25	24.0
South Carolina	16	16.0	20	20.0
Tennessee	7	8.0	4	4.5
East Region	88	90.5	95	91.0
Total	241	242.0	240	234.5

	Six Months Ended June 30,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	43	42.0	43	42.0
California	25	24.5	20	22.0
Colorado	12	14.0	16	16.5
West Region	80	80.5	79	80.5
Texas	73	72.5	66	62.5
Central Region	73	72.5	66	62.5
Florida	26	28.5	30	29.5
Georgia	17	17.0	16	14.5
North Carolina	22	24.0	25	23.0
South Carolina	16	17.0	20	20.0
Tennessee	7	8.0	4	4.5
East Region	88	94.5	95	91.5
Total	241	247.5	240	234.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2015. Meritage Homes builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built more than 95,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014, 2015 and 2016 for innovation and industry leadership in energy efficient homebuilding. For more information, visit meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future revenue and earnings growth, projected orders, home closings and home closing revenue, home closing gross margins, tax rates and diluted earnings per share for the third quarter and full year 2016.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; reversal of the current economic recovery; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing due to a downgrade of our credit ratings; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.